Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series N	$1,053,000	$122.04

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)	Pursuant to Rule 456(b) under the Securities Act, a total of $188,846.57 remains of the fees previously paid on January 8, 2016. The filing fee for this issuance of $122.04 is drawn from that amount, such that $188,724.53 remains available for future registration fees.

Citigroup Global Markets Holdings Inc.	January 27, 2017 Medium-Term Senior Notes, Series N Pricing Supplement No. 2017—USNCH0340 Filed pursuant to Rule 424(b)(2) Registration Statement Nos. 333-214120 and 333-214120-03

Callable Barrier Dual Range Accrual Securities Linked to 3-Month U.S. Dollar LIBOR and the Russell 2000® Index Due January 31, 2032

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not provide for regular fixed payments of interest or for repayment of the stated principal amount at maturity in all circumstances. Instead, your interest payments, if any, will vary depending on the performance of both 3-month U.S. Dollar LIBOR (the “underlying rate”) and the Russell 2000® Index (the “underlying index”), as described below, and whether you are repaid your stated principal amount at maturity (if we have not previously redeemed the securities) will depend on the closing level of the underlying index on the final valuation date.

▪	Subject to our right to redeem the securities, contingent interest will accrue on the securities at an annual rate of 8.40%, but only for each day on which both (i) the underlying rate is within the underlying rate range specified below and (ii) the closing level of the underlying index is greater than or equal to the index accrual barrier level specified below. If either of those conditions is not met on each day for an entire quarter, the securities will not pay any interest for that quarter. If either of those conditions is not met on any day during a quarter, the interest payable for that quarter will be less, and possibly significantly less, than 8.40% per annum. Accordingly, investors in the securities will be subject to risks associated with both the underlying rate and the underlying index and may be negatively affected by adverse movements in either regardless of the performance of the other.

▪	We have the right to redeem the securities on any coupon payment date beginning one year after the issue date. If we do not redeem the securities prior to maturity, you will receive a payment at maturity (excluding the final interest payment, if any) that will be equal to or less than the stated principal amount of the securities, depending on the closing level of the underlying index on the final valuation date. If we do not redeem the securities prior to maturity and the underlying index has depreciated by 50.00% or more from the pricing date to the final valuation date, you will lose 1% of the stated principal amount of your securities for every 1% of that depreciation. There is no minimum payment at maturity.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Aggregate stated principal amount:	$1,053,000
Stated principal amount:	$1,000 per security
Underlying rate:	3-month U.S. Dollar LIBOR
Underlying index:	Russell 2000® Index
Pricing date:	January 27, 2017
Issue date:	January 31, 2017
Final valuation date:	January 28, 2032, subject to postponement if such date is not a scheduled trading day or if a market disruption event occurs on that date
Maturity date:	Unless earlier redeemed, January 31, 2032
Payment at maturity:

Unless earlier redeemed, at maturity you will receive for each $1,000 stated principal amount of securities you hold (in addition to the final coupon payment, if any):

•     If the final index level is greater than the final barrier level: $1,000

•     If the final index level is less than or equal to the final barrier level: $1,000 × the index performance factor

If the final index level is less than or equal to the final barrier level, your payment at maturity (excluding the final coupon payment, if any) will be equal to or less than, and possibly significantly less than, $500.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your investment.

Variable quarterly coupon payment:	On each coupon payment date, the securities will pay a variable coupon at an annual rate equal to the variable coupon rate for that coupon payment date. The variable coupon rate for any coupon payment date will be determined as follows:
	contingent rate of 8.40% per annum ×	number of accrual days during the related accrual period
number of elapsed days during the related accrual period

The variable quarterly coupon payment per note would then be equal to (i) $1,000 multiplied by the variable coupon rate per annum divided by (ii) 4.

If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the applicable variable coupon rate for that accrual period will be less than the full contingent rate of 8.40% per annum, and if there are no accrual days in a given accrual period, the applicable variable coupon rate will be 0%.

Coupon payment dates:	The last day of each January, April, July and October, beginning on April 30, 2017, except that the final coupon payment date will be the maturity date (or the earlier date on which we redeem the securities, if applicable)
Accrual period:	For each coupon payment date, the period from and including the immediately preceding coupon payment date (or the issue date in the case of the first coupon payment date) to but excluding such coupon payment date
Accrual day:	An elapsed day on which the accrual condition is satisfied
Elapsed day:	Calendar day
Accrual condition:	The accrual condition will be satisfied on an elapsed day if, and only if, both (i) the underlying rate is within the underlying rate range on that elapsed day and (ii) the closing level of the underlying index is greater than or equal to the index accrual barrier level on that elapsed day. See “Additional Information” on the next page.
Underlying rate range:	0.00% to 6.00%, inclusive
Initial index level:	1,370.704, the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
Final barrier level:	685.352, 50.00% of the initial index level
Index accrual barrier level:	993.760, 72.50% of the initial index level
Index performance factor:	The final index level divided by the initial index level. Because the index performance factor will only be calculated if the final index level is less than or equal to the final barrier level, the index performance factor will be less than or equal to 50.00%.
Early redemption:	We have the right to redeem the securities, in whole and not in part, quarterly on any coupon payment date on or after January 31, 2018 upon not less than five business days’ notice for an amount in cash equal to 100% of the stated principal amount of your securities plus the coupon payment due on the date of redemption, if any.
CUSIP / ISIN:	17324CEK8 / US17324CEK80
Listing:	The securities will not be listed on any securities exchange
Underwriters:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of Citigroup Inc., as lead agent, and Incapital LLC, as agent, each acting as principal
Underwriting fee and issue price:	Issue Price(1)	Underwriting Fee(2)	Proceeds to Issuer(2)(3)
Per security:	$1,000.00	$40.00	$960.00
Total:	$1,053,000.00	$42,120.00	$1,010,880.00

(1) On the date of this pricing supplement, the estimated value of the securities is $908.00 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive a variable underwriting fee of up to $40.00 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers. Selected dealers not affiliated with CGMI will receive a selling concession of up to $40.00 for each security they sell. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to Citigroup Global Markets Holdings Inc. indicated above represent the minimum per security proceeds to Citigroup Global Markets Holdings Inc. for any security, assuming the maximum per security underwriting fee of $40.00. As noted in footnote (2), the underwriting fee is variable. The total underwriting fee and proceeds to issuer shown above give effect to the actual amount of this variable underwriting fee. You should refer to “Supplemental Plan of Distribution” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the following hyperlinks:

Product Supplement No. IE-05-04 dated October 14, 2016                     Underlying Supplement No. 5 dated October 14, 2016

Prospectus Supplement and Prospectus each dated October 14, 2016

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets	Incapital LLC

Citigroup Global Markets Holdings Inc.
Callable Barrier Dual Range Accrual Securities Linked to 3-Month U.S. Dollar LIBOR and the Russell 2000® Index Due January 31, 2032

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect the amount of any variable quarterly coupon payment you receive and your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index,” “Description of the Securities—Terms Related to the Underlying Index—Consequences of a Market Disruption Event; Postponement of the Final Valuation Date” and “Description of the Securities—Terms Related to an Underlying Rate,” and not in this pricing supplement. In addition, the accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Additional terms relating to the accrual condition. For purposes of determining whether the accrual condition is satisfied on any elapsed day, if the underlying rate or the closing level of the underlying index is not available for any reason on that day (including weekends and holidays), the underlying rate and/or the closing level of the underlying index, as applicable, will be assumed to be the same as on the immediately preceding elapsed day (subject to the discussion in the section “Description of the Securities—Terms Related to an Underlying Rate—Discontinuance of a U.S. Dollar LIBOR Rate” and in the section “Description of the Securities—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” in the accompanying product supplement). In addition, for all elapsed days from and including the fourth-to-last scheduled trading day in an accrual period to and including the last elapsed day of that accrual period, the underlying rate and the closing level of the underlying index will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days.

Hypothetical Examples

Variable Quarterly Coupon Payments

The table below presents examples of hypothetical variable quarterly coupon payments per security for different hypothetical numbers of accrual days in a particular accrual period. For illustrative purposes only, the table assumes an accrual period that contains 90 elapsed days. Your actual quarterly coupon payments will depend on the actual number of elapsed days during the relevant accrual period and both the actual underlying rate and the actual closing level of the underlying index on each elapsed day. The applicable variable quarterly coupon for each accrual period will be determined on a per annum basis but will apply only to that accrual period. The figures below have been rounded for ease of analysis.

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Variable Coupon Rate (per Annum)**	Hypothetical Variable Quarterly Coupon Payment per Security***
0	0.00%	$0.00
1	0.09%	$0.23
10	0.93%	$2.33
15	1.40%	$3.50
20	1.87%	$4.67
25	2.33%	$5.83
30	2.80%	$7.00
35	3.27%	$8.17
40	3.73%	$9.33
45	4.20%	$10.50
50	4.67%	$11.67
55	5.13%	$12.83
60	5.60%	$14.00
65	6.07%	$15.17
70	6.53%	$16.33
75	7.00%	$17.50
80	7.47%	$18.67
85	7.93%	$19.83
90	8.40%	$21.00

January 2017	PS-2

Citigroup Global Markets Holdings Inc.
Callable Barrier Dual Range Accrual Securities Linked to 3-Month U.S. Dollar LIBOR and the Russell 2000® Index Due January 31, 2032

*	Hypothetical number of elapsed days in the accrual period on which the accrual condition is satisfied (i.e., on which the underlying rate is within the underlying rate range and the closing level of the underlying index is greater than or equal to the index accrual barrier level).

**	Determined as follows: (i) contingent rate of 8.40% multiplied by (ii) (a) hypothetical number of accrual days divided by (b) 90

***	Determined as follows: (i) $1,000 multiplied by hypothetical variable coupon rate per annum divided by (ii) 4

Payment at Maturity

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level (excluding the final coupon payment, if any, and assuming we do not redeem the securities prior to maturity).

Callable Barrier Dual Range Accrual Securities Payment at Maturity Diagram

Your actual payment at maturity per security, excluding the final coupon payment, if any, will depend on the actual final index level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the final barrier level and by how much. The figures below have been rounded for ease of analysis.

Example 1—Par Scenario A. The hypothetical final index level is 1,507.774 (an approximately 10% increase from the initial index level), which is greater than the initial index level.

Payment at maturity per security = $1,000 (excluding the final coupon payment, if any)

Because the underlying index appreciated from the initial index level to the hypothetical final index level, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security (excluding the final coupon payment, if any) and you would not participate in the appreciation of the underlying index.

Example 2—Par Scenario B. The hypothetical final index level is 1,233.634 (an approximately 10% decrease from the initial index level), which is less than the initial index level but greater than the final barrier level.

Payment at maturity per security = $1,000 (excluding the final coupon payment, if any)

Because the underlying index did not depreciate from the initial index level to the hypothetical final index level by 50.00% or more (that is, it did not depreciate to or below the final barrier level), your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security (excluding the final coupon payment, if any).

Example 3—Downside Scenario. The hypothetical final index level is 411.211 (an approximately 70.00% decrease from the initial index level), which is less than the final barrier level.

Payment at maturity per security = $1,000 × the index performance factor

= $1,000 × 30.00%

= $300.00

Because the underlying index depreciated from the initial index level to the hypothetical final index level by more than 50.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying index.

January 2017	PS-3

Citigroup Global Markets Holdings Inc.
Callable Barrier Dual Range Accrual Securities Linked to 3-Month U.S. Dollar LIBOR and the Russell 2000® Index Due January 31, 2032

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with both the underlying rate and the underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying index. If we do not redeem the securities, you may receive significantly less than the stated principal amount of the securities at maturity, but in no circumstance will you receive more than the stated principal amount of the securities (excluding the final coupon payment, if any). If the final index level is less than or equal to the final barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The return on the securities will be limited. The return on the securities will be limited to the sum of your coupon payments, even if the closing level of the underlying index greatly exceeds the initial index level at one or more times during the term of the securities. The maximum possible return on the securities is 8.40% per annum, which would be achieved only if (i) the closing level of the underlying index is greater than or equal to the index accrual barrier level and (ii) the underlying rate is within the underlying rate range on each elapsed day during the term of the securities, and the final index level is greater than the final barrier level. Although you will bear the downside risk relating to the underlying index if the underlying index depreciates by 50.00% or more from the initial index level to the final index level, you will not receive the dividend yield on, or share in any appreciation of, the underlying index over the term of the securities.

▪	The barrier feature of the securities exposes you to particular risks. If the final index level is less than or equal to the final barrier level, you will not be repaid the stated principal amount of your securities at maturity and instead will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. Therefore, the securities offer no protection at all if the underlying index depreciates by 50.00% or more from the initial index level to the final index level. As a result, you may lose your entire investment in the securities.

▪	The securities offer a variable coupon rate, and you may not receive any coupon payment on one or more coupon payment dates. On a given coupon payment date, the variable coupon payment you receive will depend on the percentage of elapsed days during the preceding accrual period on which the accrual condition was satisfied. The accrual condition will be satisfied on a given elapsed day only if both (i) the underlying rate is within the underlying rate range and (ii) the closing level of the underlying index is greater than or equal to the index accrual barrier level. If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be paid at a rate that is less, and possibly significantly less, than the contingent rate of 8.40% per annum. If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be paid on the related coupon payment date. Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full contingent rate. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the coupon payments are variable and may be zero.

▪	The higher potential yield offered by the securities is associated with greater risk. The securities offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities (guaranteed by Citigroup Inc.). These risks include the risk that the variable coupon payments you receive, if any, will result in a yield on the securities that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity that are guaranteed by Citigroup Inc., and the risk that you may receive less, and potentially significantly less, than the stated principal amount of your securities at maturity. The volatility of the underlying rate and the underlying index are important factors affecting this risk. Greater expected volatility of the underlying rate and/or the underlying index as of the pricing date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the pricing date that you will receive low or no coupon payments on the securities.

▪	You may not be adequately compensated for assuming the downside risk of the underlying index. The variable quarterly coupon payments you receive on the securities, if any, are the compensation you receive for assuming the downside risk of the underlying index, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because

January 2017	PS-4

Citigroup Global Markets Holdings Inc.
Callable Barrier Dual Range Accrual Securities Linked to 3-Month U.S. Dollar LIBOR and the Russell 2000® Index Due January 31, 2032

the coupon payments are variable and any variable coupon payment you receive may be calculated at a rate that is lower (perhaps significantly) than the full contingent rate and that may be zero. Second, the variable quarterly coupon payments are the compensation you receive not only for assuming the downside risk of the underlying index, but also for all of the other risks of the securities, including interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the variable coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying index.

▪	The securities are subject to risks associated with both the underlying rate and the underlying index, and may be negatively affected by adverse movements in either regardless of the performance of the other. The amount of any variable coupon payments you receive will depend on the performance of both the underlying rate and the underlying index. It is impossible to predict whether the underlying rate and the underlying index will rise or fall or what their relationship will be. The scenario in which the securities pay the greatest coupon is that in which both the underlying rate remains consistently within the underlying rate range and the closing level of the underlying index remains consistently greater than or equal to the index accrual barrier level. In all other scenarios—(i) where the underlying rate remains consistently outside the underlying rate range, regardless of the level of the underlying index; or (ii) where the closing level of the underlying index remains consistently less than the index accrual barrier level, regardless of the underlying rate—the securities will pay little or no coupon.

▪	The securities may be called for mandatory redemption at our option after the first year of their term, which limits your ability to receive variable coupon payments if the underlying rate and underlying index perform favorably. In determining whether to redeem the securities, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the securities in the future. If we call the securities for mandatory redemption, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to redeem the securities at a time when the underlying rate and underlying index are performing favorably from your perspective and when we expect them to continue to do so. Therefore, although the securities offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity, if the securities are paying that higher rate and we expect them to continue to do so, it is more likely that we would redeem the securities. Accordingly, the redemption feature of the securities is likely to limit the benefits you receive from the variable coupon payments. If we exercise our redemption right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure, but no upside exposure, to the underlying index. You will not participate in any appreciation in the level of the underlying index over the term of the securities. Consequently, your return on the securities will be limited to the variable quarterly coupon payments you receive, if any, and may be significantly less than the return on the underlying index over the term of the securities.

▪	Your payment at maturity depends on the closing level of the underlying index on a single day. Because your payment at maturity depends on the closing level of the underlying index solely on the final valuation date, you are subject to the risk that the closing level of the underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The securities may be riskier than securities with a shorter term. The securities have a 15-year term, subject to our right to call the securities for mandatory redemption after the first year of the term of the securities. By purchasing securities with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased securities with a shorter term. Specifically, you will be negatively affected if the underlying rate falls outside the underlying rate range or if the closing level of the underlying index falls below the index accrual barrier level. If either (i) the underlying rate is outside the underlying rate range or (ii) the closing level of the underlying index is less than the index accrual barrier level on each day during an entire accrual period, you will be holding a long-dated security that does not pay any coupon.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and

January 2017	PS-5

Citigroup Global Markets Holdings Inc.
Callable Barrier Dual Range Accrual Securities Linked to 3-Month U.S. Dollar LIBOR and the Russell 2000® Index Due January 31, 2032

hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index and the underlying rate, the correlation between the underlying index and the underlying rate, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and the underlying rate and a number of other factors, including the dividend yields on the stocks that constitute the underlying index, interest rates generally, the positive or negative correlation between the underlying rate and the underlying index, the time remaining to maturity of the securities and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying rate and/or the underlying index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities is not a recommendation of the underlying rate or the underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying rate and the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions

January 2017	PS-6

Citigroup Global Markets Holdings Inc.
Callable Barrier Dual Range Accrual Securities Linked to 3-Month U.S. Dollar LIBOR and the Russell 2000® Index Due January 31, 2032

(including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying rate or the underlying index or the stocks that constitute the underlying index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying rate and the underlying index. These and other activities of our affiliates may affect the underlying rate or the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

▪	The underlying rate will be affected by a number of factors. The amount of your variable coupon payments will depend, in part, on the underlying rate. A number of factors can cause changes in the underlying rate, including, among other things: perceptions about future levels of the underlying rate, general economic conditions in the United States, prevailing market interest rates and the policies of the Federal Reserve Board regarding interest rates. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. For example, an increase by the Federal Reserve Board in the federal funds target rate has historically been associated with an increase in the underlying rate. However, you should also understand that the underlying rate is affected by factors other than the federal funds target rate, such that the underlying rate may increase outside of the underlying rate range, resulting in no coupon payments on the securities, even if the federal funds target rate remains at current low levels. Further, the above and other factors may also have a negative impact on the value of the securities generally.

▪	The securities will be subject to risks associated with small capitalization stocks. The stocks that constitute the underlying index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	The underlying rate and the manner in which it is calculated may change in the future. The method by which the underlying rate is calculated may change in the future, as a result of governmental actions, actions by the publisher of the underlying rate or otherwise. We cannot predict whether the method by which the underlying rate is calculated will change or what the impact of any such change might be. Any such change could affect the underlying rate in a way that has a significant adverse effect on the securities.

▪	The level of the underlying index or the value of the underlying rate may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying rate or the underlying index or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying rate or the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the underlying rate and/or the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of the underlying rate or the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect any coupon payment you receive and/or your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to the underlying index may affect the value of your securities. Russell Investment Group (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. As described in the accompanying product supplement under “United States Federal Tax

January 2017	PS-7

Citigroup Global Markets Holdings Inc.
Callable Barrier Dual Range Accrual Securities Linked to 3-Month U.S. Dollar LIBOR and the Russell 2000® Index Due January 31, 2032

Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security to a non-U.S. investor as subject to withholding tax at a rate of 30%.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of IRS regulations providing a general exemption for financial instruments issued in 2017 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the securities should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the securities will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the securities should not be subject to withholding under Section 871(m).

If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Information About the Underlying Rate

3-month U.S. Dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market.

For information about how 3-month U.S. Dollar LIBOR will be determined on each elapsed day, see “Description of the Securities—Terms Related to an Underlying Rate—Determining a U.S. Dollar LIBOR Rate” in the accompanying product supplement.

Historical Information

The underlying rate was 1.03900% on January 27, 2017. The graph below shows the underlying rate for each day it was available from January 2, 2007 to January 27, 2017. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical performance of the underlying rate as an indication of future performance.

Historical 3-Month U.S. Dollar LIBOR January 2, 2007 to January 27, 2017

January 2017	PS-8

Citigroup Global Markets Holdings Inc.
Callable Barrier Dual Range Accrual Securities Linked to 3-Month U.S. Dollar LIBOR and the Russell 2000® Index Due January 31, 2032

Information About the Underlying Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investment Group and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Russell Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—The Russell Indices— The Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index, including certain risks that are associated with an investment linked to the Russell 2000® Index.

Historical Information

The closing level of the underlying index on January 27, 2017 was 1,370.704.

The graph below shows the closing levels of the underlying index for each day such level was available from January 2, 2007 to January 27, 2017. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 2, 2007 to January 27, 2017

*The red line indicates the final barrier level of 685.352, which is 50.00% of the closing level of the underlying index on January 27, 2017.

**The blue line indicates the index accrual barrier level of 993.760, which is 72.50% of the closing level of the underlying index on January 27, 2017.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a put option (the “Put Option”) written by you with respect to the underliers, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”). In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions,

January 2017	PS-9

Citigroup Global Markets Holdings Inc.
Callable Barrier Dual Range Accrual Securities Linked to 3-Month U.S. Dollar LIBOR and the Russell 2000® Index Due January 31, 2032

this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will treat 90.30% of each coupon payment as interest on the Deposit and 9.70% as Put Premium for each security.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders – Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (such equities and indices, “U.S. Underlying Equities”). Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined upon issuance, based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our tax counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to an underlier, you could be subject to withholding tax or income tax liability under Section 871(m) even if the Notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

This information is indicative and will be supplemented and superseded in the final pricing supplement or as may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the securities based on circumstances at the time the securities are issued and, therefore, it is possible that the payments on the securities will be subject to withholding tax under Section 871(m).

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

January 2017	PS-10

Citigroup Global Markets Holdings Inc.
Callable Barrier Dual Range Accrual Securities Linked to 3-Month U.S. Dollar LIBOR and the Russell 2000® Index Due January 31, 2032

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the securities, will purchase all of the securities offered by this pricing supplement at the issue price set forth on the cover page of this pricing supplement less the underwriting fee set forth on the cover page of this pricing supplement and will sell all of such securities to Incapital LLC, as agent for the sale of the securities, at the same price. Incapital LLC will, in turn, offer the securities to the public at the issue price set forth on the cover page of this pricing supplement and/or to selected dealers at the issue price less a selling concession not in excess of the underwriting fee set forth on the cover page of this pricing supplement. If all of the securities are not sold at the initial issue price, CGMI may change the issue price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated October 14, 2016, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on October 14, 2016, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the

January 2017	PS-11

Citigroup Global Markets Holdings Inc.
Callable Barrier Dual Range Accrual Securities Linked to 3-Month U.S. Dollar LIBOR and the Russell 2000® Index Due January 31, 2032

trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2017 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

January 2017	PS-12